Exhibit 15.2

[BDO Auditores S.L. letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-187533, 333-102288 and 333-92491)  pertaining to the Employee Stock Option plans of Ellomay Capital Ltd. (the “Company”) and Form F-3 (File Nos. 333-199696 and 333-144171) of the Company of our report dated April 29, 2015 and our report dated March 31, 2014 with respect to the consolidated financial statements of Ellomay Spain S.L. included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

/s/ BDO Auditores S.L.

BDO Auditores S.L.

Certified Public Accountants

Madrid, Spain
April 29, 2015